Exhibit 99.1

Press Release

Cowen Group, Inc. Announces 2013 Fourth Quarter and Full Year Financial Results

New York, February 27, 2014 - Cowen Group, Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the fourth quarter and full year ended December 31, 2013.

2013 Fourth Quarter and Full Year Highlights(1)

•                 Economic income was $6.5 million for the full year 2013 versus an economic loss of $17.6 million in 2012.  For the fourth quarter 2013, economic income was $2.7 million compared to an economic loss of $8.5 million in the prior year period.

•                 Revenue rose to a new high for the full year 2013 since the Cowen / Ramius business combination in 2009.  Full year 2013 revenue was $344.5 million and fourth quarter 2013 revenue was $96.4 million, a year over year increase of 19% and 25%, respectively.

•                 Broker-dealer segment reported full year 2013 of $234.4 million and fourth quarter revenue of $66.4 million, an improvement over the prior year period of 33% and 46%, respectively.(2)

•                 The alternative investment management segment grew assets under management by $1.4 billion in 2013.  AUM as of January 1, 2014 was $9.4 billion.

•                 Fixed non compensation expenses were unchanged for the full year at $95.5 million and declined by 12% year over year in the fourth quarter 2013 to $22.6 million.

•                 On February 26, Cowen’s Board of Directors approved a $10 million increase in the Company’s share repurchase program.  With this increase, the total amount available for repurchase under the program is $25 million.

____________________________________________________________________________________________________

(1)  All financial highlights are presented on an Economic Income basis.

(2)  Includes broker-dealer segment’s allocation of Investment Income (Loss) and Other Revenue.

“2013 marks our first profitable year since the Cowen / Ramius business combination in 2009,” said Peter A. Cohen, Chairman and Chief Executive Officer of Cowen Group.  “This performance is a result of the previously discussed changes that we made across our businesses.  We realized improved operating leverage throughout the year as we reported new quarterly revenue highs.  The broker dealer solidified its position as a leader in equity underwritings and middle market debt financings in our core sectors.  Ramius successfully grew AUM by $1.4 billion in 2013, launched 6 new products and 1 new investment capability during the year and continued to produce solid performance.  Our 2013 performance gives you view of the progress at Cowen.  However, we still have a lot more ground to cover in order to ensure that Cowen remains positioned to succeed in all market environments.”

2013 Fourth Quarter and Full Year GAAP Financial Information and Select Balance Sheet Data

For the fourth quarter 2013, the Company reported a GAAP net income of $2.5 million, or $0.02 per share, as compared to a GAAP net loss of $9.3 million, or $0.08 per share, in the fourth quarter 2012.  The year-over-year improvement was primarily due to an increase in revenue.

For the full year 2013, the Company reported a GAAP net income of $4.6 million, or $0.04 per share, as compared to a GAAP net loss of $23.9 million, or $0.21 per share in the prior year.  The year-over-year increase was primarily due to an increase in revenue.

The following table summarizes the Company’s GAAP financial results for the three months ended December 31, 2013 and 2012, and September 30, 2013; and the twelve months ended December 31, 2013 and 2012.

Summary GAAP Financial Information

	Three Months Ended					Twelve Months Ended
(Dollar amounts in millions, except per share information)	December 31,			Sept. 30,		December 31,
	2013	2012	%	2013	%	2013	2012	%
Revenues	$97.4	$65.9	48%	$81.4	20%	$327.2	$240.5	36%
Expenses	99.5	93.7	6%	91.7	8%	360.9	326.9	10%
Other income (loss)	7.4	19.5	(62)%	18.7	(60)%	52.0	62.9	(17)%
Income tax (benefit) expense	0.2	—	NM	—	NM	0.5	0.4	2%
Net income (loss) from continuing operations	$5.2	$(8.2)	NM	$8.4	(38)%	$17.8	$(24.0)	NM

Net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	2.7	1.2	133%	4.8	(44)%	13.2	(0.1)	NM
Net income (loss) attributable to Cowen Group, Inc.	$2.5	$(9.3)	NM	$3.6	(30)%	$4.6	$(23.9)	NM

Earnings (loss) per basic share:
Income (loss) from operations	$0.02	$(0.08)	NM	$0.03	(30)%	$0.04	$(0.21)	NM
Note: Amounts may not add due to rounding.

The Company’s stockholders’ equity as of December 31, 2013, was $507.8 million, or book value per share of $4.41, compared to stockholders’ equity of $511.3 million, or book value per share of $4.35, as of September 30, 2013.  The decline in stockholders’ equity from September 30, 2013 to December 31, 2013 is primarily due to a reduction in Treasury stock as a result of the repurchase of shares under the Company’s stock purchase program.

At December 31, 2013, the Company’s tangible book value per share was $3.99 compared to $3.94 at September 30, 2013.

Select Balance Sheet Data

(Dollar amounts in millions, except per share information)	December 31,	September 30,	December 31,
	2013	2013	2012
Stockholders’ equity	$507.8	$511.3	$495.1
Tangible stockholders’ equity	$458.4	462.2	453.6
Common shares outstanding	115.0	117.4	112.4

Book value per share	$4.41	$4.35	$4.40
Tangible book value per share	$3.99	$3.94	$4.03

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes equity award expense related to the November 2009 Ramius/Cowen transaction and  (iii) excludes certain other acquisition-related and/or reorganization expenses.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the Value and Opportunity business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

The table below summarizes the Company’s Economic Income financial results for the three months ended December 31, 2013 and 2012, and September 30, 2013; and the twelve months ended December 31, 2013 and 2012.

Summary Economic Income (Loss) Financial Information

	Three Months Ended					Twelve Months Ended
(Dollar amounts in millions, except per	December 31,			Sept. 30,		December 31,
share information)	2013	2012	%	2013	%	2013	2012	%

Revenues	$96.4	$77.2	25%	$92.1	5%	$344.5	$288.6	19%
Expenses	87.3	84.2	4%	84.6	3%	325.0	303.7	7%
Net Economic Income (Loss) before non-controlling interests	9.2	(6.9)	(97)%	7.5	22%	19.5	(15.1)	NM
Economic Income (Loss)	$2.7	$(8.5)	NM	$3.7	(27)%	$6.5	$(17.6)	NM

Economic Income (Loss) per share	$0.02	$(0.07)	NM	$0.03	(27)%	$0.06	$(0.15)	NM

Economic Income (Loss) excluding certain non-cash items	$9.2	$(2.3)	NM	$10.4	(11)%	$34.7	$11.7	NM

        Note: Amounts may not add due to rounding.

2013 Fourth Quarter and Full Year Economic Income Review

Total Economic Income Revenue

Total Economic Income revenue for the fourth quarter 2013 was $96.4 million, a 25% increase compared to $77.2 million in the fourth quarter 2012.  The increase in Economic Income revenue was primarily the result of an increase in investment banking fees and brokerage revenue, partially offset by a decrease in investment income.

For the full year 2013, economic income revenue rose by $55.9 million to $344.5 million compared to $288.6 million the full year 2012.  The improvement in Economic Income revenue was primarily attributable to an increase in investment banking fees, brokerage revenue and incentive income, partially offset by an in decrease investment income.

Economic Income Revenue

	Three Months Ended					Twelve Months Ended
	December 31,			Sept. 30,		December 31,
(Dollar amounts in millions)	2013	2012	%	2013	%	2013	2012	%

Investment banking	$34.9	$21.2	65%	$27.7	26%	$105.3	71.8	47%
Brokerage	27.7	22.4	24%	32.0	(13)%	121.1	93.9	29%
Management fees	13.9	14.3	(3)%	14.3	(3)%	57.0	56.4	1%
Incentive income	7.4	6.9	7%	5.7	30%	21.9	15.2	44%
Investment income	9.9	11.8	(16)%	12.3	(20)%	36.7	50.1	(27)%
Other revenue	2.6	0.6	NM	0.1	NM	2.5	1.2	NM
Total Revenues	$96.4	$77.2	25%	$92.1	5%	$344.5	$288.6	19%

Note: Amounts may not add due to rounding.

Compensation and Benefits Expense

Fourth quarter 2013 compensation and benefits expense was $58.8 million, an 8% increase compared to $54.4 million in the fourth quarter 2012.  The increase is due to higher revenues during 2013 as compared to 2012, which resulted in a higher compensation and benefits accrual to remain consistent with the Company’s compensation to revenue ratio. The increase was also related to an increase in headcount due to the acquisition of Dahlman Rose in the first quarter of 2013.  Total headcount at the end of the fourth quarter was 619, which is up 5% from the prior year period and 2% lower compared to the third quarter 2013.

The compensation to Economic Income revenue ratio decreased to 61% in the current quarter from 70% in the prior year period.  Compensation and benefits expense for the fourth quarter 2013 and 2012 included $4.1 million and $3.7 million, respectively, in share-based compensation expense.  In the fourth quarter 2012, compensation and benefits expense excluded a $0.4 million equity award expense related to the 2009 Cowen / Ramius business combination.  The equity award expense related to the 2009 Cowen / Ramius business combination ended during the fourth quarter 2012.

Excluding $1.1 million of expenses associated with activities for which the Company is reimbursed and $1.1 million of severance expense, compensation and benefits expense was 59% of Economic Income revenue in the fourth quarter 2013.  Excluding these same two items, compensation and benefits expense was 68% of Economic Income revenue in the prior year period.

Full year 2013 compensation and benefits expense was $204.8 million compared to $188.2 million for the full year 2012.  The increase is due to higher revenues during 2013 as compared to 2012, which resulted in a higher compensation and benefits accrual to remain consistent with the Company’s compensation to revenue ratio. The increase was also related to an increase in headcount due to the acquisition of Dahlman Rose in the first quarter of 2013.

The compensation to Economic Income revenue ratio improved to 59% for the full year 2013 from 65% for 2012.  Compensation and benefits expense for the full year 2013 and 2012 included $17.9 million and $19.9 million, respectively, in share-based compensation expense.  There was no equity award expense related to the 2009 Cowen / Ramius business combination in 2013.  However, 2012 compensation and benefits expense excluded a $4.9 million equity award expense related to the 2009 Cowen / Ramius business combination.

Excluding $3.8 million of expenses associated with activities for which the Company is reimbursed and $4.5 million of severance expense, compensation and benefits expense was 57% of Economic Income revenue in full year 2013.  Excluding these same two items, compensation and benefits expense was 62% of Economic Income revenue for the prior year.

Fixed Non-Compensation Expenses

Fixed non-compensation expenses in the current quarter decreased by 12% to $22.6 million as compared to $25.7 million in the comparable prior year quarter.  This decrease was a result of lower professional, advisory and service fees and other expenses, partially offset by an increase in communications costs.

For the full year 2013, fixed non-compensation expenses were $95.5 million, which was essentially flat with the prior year.  This was primarily due to increased occupancy and depreciation and amortization costs and communication costs due to the Dahlman acquisition completed during the first quarter of 2013.  These expense increases were offset by a reduction in professional fees related to lower accounting, legal and recruitment fees.

Variable Non-Compensation Expenses

Variable non-compensation expenses were $7.9 million in the fourth quarter 2013, an increase of 42% compared to $5.5 million in the fourth quarter 2012.  The increase in the quarter was primarily due to an increase in marketing and business development expenses due to a firmwide increase in marketing activity.

For the full year 2013, variable non-compensation expenses rose 21% year over year to $30.6 million.  The increase in the full year 2013 is a result of an increase in floor brokerage and trade execution expense related to two acquisitions completed during second and fourth quarter of 2012 and one in the first quarter of 2013 which generated increased trading costs.  Marketing and business development expenses have increased due to a firmwide increase in marketing activity.

Non-Controlling Interest

Non-Controlling interest represents the portion of the net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to other investors.   The change in 2013 versus 2012 was the result of an extension of the partnership agreement relating to our credit business (subsequently renamed Orchard Square Partners) and our alternative solutions business which resulted in a profit split and therefore more allocations of income to non-controlling interest holders.

Alternative Investment Segment (“Ramius”)

Assets Under Management

As of January 1, 2014, the Company had assets under management of $9.4 billion.  Total AUM grew by $152 million from October 1, 2013 and $1.4 billion for the year.  The AUM increase during the fourth quarter of 2013 included $114 million in net subscriptions and $38 million of net positive performance.  For the year 2013, the AUM increase included $1.2 billion net subscriptions and $182 million of net positive performance.

Management Fees and Incentive Income

For the fourth quarter 2013, management fees were $13.9 million compared to $14.3 million for the year ago period.  Management fees for the full year 2013 were $57.0 million versus $56.4 million in the prior year.

The average annualized management fee charged in the fourth quarter 2013 was 0.59%, as compared to 0.62% in the third quarter and 0.70% in the prior year period.  The average annualized management fee for the full year 2013 was 0.63% versus 0.69% for 2012.  The fourth quarter and full year 2012 figures exclude fees related to cash management assets.

Incentive income rose 7% to $7.4 million in the fourth quarter 2013 from the comparable prior year period.  For the full year 2013, incentive income increased 44% year over year to $21.9 million.

Investment Income

Investment income represents net revenues generated on our invested capital and includes interest and dividend income received or accrued as well as realized and unrealized gains/losses recognized during the period.  Investment income decreased by $1.9 million to $9.9 million in the fourth quarter 2013 from $11.8 million in the prior year period.  The decrease is due to an increase in the marked value of the Company’s Lehman claim in the prior year period.  The Company’s marked value of this claim was unchanged in the fourth quarter 2013 compared to the prior year period.

For the year, investment income was $36.7 million compared with $50.1 million in 2012.  The decrease primarily relates to a decrease in the Company’s own invested capital driven by decreases in performance in certain investment strategies including our credit, event and arbitrage strategies.

Broker-Dealer Segment (“Cowen and Company”)

Brokerage

Brokerage revenue was $27.7 million in the fourth quarter 2013, an increase of $5.3 million, or 24%, compared to the fourth quarter 2012.  For the full year 2013, brokerage revenue rose by $27.2 million to $121.1 million.  The improvement in both the quarter and year was primarily due to the performance of businesses that we acquired as well as continued improvement in overall commissions and trading volume with customers related to the Company’s electronic trading and cash equities businesses.

Investment Banking

Investment banking revenue was $34.9 million in the fourth quarter 2013, an increase of $13.7 million, or 65%, compared to $21.2 million in the fourth quarter 2012.  The increase in revenues was primarily due to an increase in equity underwriting and debt capital markets activity.

•                 Equity underwriting revenue was $27.1 million from 29 transactions in the fourth quarter 2013, as compared to $12.4 million from 14 transactions in the comparable prior year period.  Of these transactions, the Company completed nine bookrun assignments in the fourth quarter 2013, compared to seven in the prior year period.

•                 Debt capital markets revenue was $6.1 million in the fourth quarter 2013 from the completion of three transactions, as compared to $3.2 million from the completion of five transactions in the prior year period.

•                 Strategic advisory revenue was $1.7 million in the fourth quarter 2013, as compared to $5.6 million in the fourth quarter 2012.  The Company completed one strategic advisory transaction in the fourth quarter 2013 as compared to three strategic advisory transactions in the prior year period.

For the year 2013, investment banking revenue rose $33.6 million year over year to $105.3 million.  The increase in revenues was primarily due to an increase in equity underwriting and debt capital markets activity.

•                 Equity underwriting revenue was $69.9 million from 78 transactions in 2013, as compared to $47.2 million from 56 transactions in the comparable prior year period.  Of these transactions, the Company completed 27 bookrun assignments in the year, compared to 21 in the prior year.

•                 Debt capital markets revenue was $27.3 million in 2013 from the completion of 17 transactions, as compared to $14.5 million from the completion of 12 transactions in the prior year.

•                 Strategic advisory revenue was $8.2 million in 2013, as compared to $10.0 million in 2012.  The Company completed seven strategic advisory transactions in 2013 as compared to six strategic advisory transactions in the prior year.

Share Repurchase Program

Cowen today announced that its Board of Directors approved an increase to the Company’s share repurchase program that authorizes Cowen to purchase up to an additional $10 million of Cowen’s Class A common shares from time to time.

The $10 million increase is in addition to the Company’s existing $50 million share purchase program, under which the Company has acquired 11.4 million shares for $35 million.  Also, since the program was initially announced in July 2011, the Company has acquired an additional 4.0 million shares as a result of net share settlement relating to the vesting of equity awards.

The program permits the Company to purchase shares from time to time through a variety of methods, including in the open market or through privately negotiated transactions, in accordance with applicable securities laws.  It does not obligate the Company to make any purchases at any specific time or situation.  The program may be suspended or discontinued at any time.  As of December 31, 2013, Cowen had approximately 115.0 million Class A shares outstanding.

In the fourth quarter 2013, the Company repurchased a total of 2.7 million shares under the program.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2013 fourth quarter and full year financial results on Thursday, February 27, 2014, at 9:00 am EST.  The call can be accessed by dialing 1-866-318-8618 domestic or 1-617-399-5137 international.  The passcode for the call is 69988122.  A replay of the call will be available beginning at 1:00 pm EST February 27, 2014 through March 6, 2014.  To listen to the replay of this call, please dial 1-888-286-8010 domestic or 1-617-801-6888 international and enter passcode 61552765.  The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates makes up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s  broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Stephen Lasota
Cowen Group, Inc.
(212) 845-7919

Cowen Group, Inc.

Preliminary Unaudited Condensed Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues
Investment banking	$34,902	$21,212	$105,333	$71,762
Brokerage	28,010	19,885	114,593	91,167
Management fees	8,785	9,601	37,303	38,116
Incentive income	5,500	2,724	12,586	5,411
Interest and dividends	8,549	9,763	39,454	24,608
Reimbursement from affiliates	5,076	1,443	9,161	5,239
Other	3,899	1,270	5,418	3,668
Consolidated Funds
Interest and dividends	771	21	1,185	136
Other	1,946	14	2,213	373
Total revenues	97,438	65,933	327,246	240,480
Expenses
Employee compensation and benefits	61,904	56,932	207,248	194,034
Floor brokerage and trade execution	3,456	3,692	16,935	14,684
Interest and dividends	7,012	5,030	27,299	12,137
Professional, advisory and other fees	3,747	5,181	14,625	16,339
Service fees	2,153	3,083	9,768	11,281
Communications	4,655	3,929	18,078	15,704
Occupancy and equipment	5,710	5,493	24,729	22,087
Depreciation and amortization	2,441	2,492	10,227	9,437
Client services and business development	5,102	2,980	17,353	14,069
Other	2,474	4,533	12,616	15,452
Consolidated Funds
Interest and dividends	188	—	345	22
Professional, advisory and other fees	440	249	1,157	1,361
Floor brokerage and trade execution	89	—	285	—
Other	85	88	252	293
Total expenses	99,456	93,682	360,917	326,900
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	8	13,696	40,924	55,665
Consolidated Funds net (losses) gains:
Net realized and unrealized (losses) gains on investments and other transactions	(596)	5,559	10,678	6,376
Net realized and unrealized (losses) gains on derivatives	(65)	251	365	877
Net (losses) gains on foreign currency transactions	—	(1)	1	(7)
Total other income (loss)	7,390	19,505	51,968	62,911

Income (loss) before income taxes	5,372	(8,244)	18,297	(23,509)
Income tax (benefit) expense	169	(48)	457	448
Net income (loss) from continuing operations	5,203	(8,196)	17,840	(23,957)
Net income (loss)	5,203	(8,196)	17,840	(23,957)
Net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	2,684	1,153	13,193	(72)
Net income (loss) attributable to Cowen Group, Inc. stockholders	$2,519	$(9,349)	$4,647	$(23,885)
Earnings (loss) per share:
Basic
Income (loss) from operations	$0.02	$(0.08)	$0.04	$(0.21)
Diluted
Income (loss) from operations	$0.02	$(0.08)	$0.04	$(0.21)
Weighted average shares used in per share data:
Basic	117,514	113,939	116,703	114,400
Diluted	123,573	113,939	121,117	114,400

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

The primary differences between GAAP net income (loss) and Economic Income (Loss) are that in reporting Economic Income (Loss), the Company:  (i) eliminates the impact of consolidation for consolidated funds, (ii) excludes equity award expense related to the November 2009 Ramius/Cowen transaction and (iii) excludes certain other acquisition-related and/or reorganization expenses.  In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities and the Company’s investment in the Value and Opportunity business. For US GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Additionally, we have reported in this press release our Economic Income (Loss) excluding certain non-cash expenses.  For this measure, we have adjusted Economic Income (Loss) by the following non-cash expense items:

•                 Depreciation and amortization, and

•                 Share-based compensation expense.

Management believes that the non-GAAP calculation of Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.

Unaudited Economic Income (Loss)

(Dollar amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues
Investment banking	$34,902	$21,212	$105,333	$71,762
Brokerage	27,713	22,424	121,065	93,903
Management fees	13,934	14,349	56,984	56,381
Incentive income	7,375	6,902	21,933	15,205
Investment income	9,898	11,770	36,660	50,116
Other revenue	2,580	554	2,534	1,248
Total revenues	96,402	77,211	344,509	288,615
Expenses
Employee compensation and benefits	58,771	54,352	204,836	188,155
Interest and dividends	79	61	350	339
Fixed non-compensation expenses	22,632	25,714	95,524	95,462
Variable non-compensation expenses	7,857	5,542	30,643	25,275
Reimbursement from affiliates	(2,089)	(1,509)	(6,380)	(5,527)
Total expenses	87,250	84,160	324,973	303,704
Net Economic Income (Loss) before non-controlling Interests	9,152	(6,949)	19,536	(15,089)
Non-controlling interests	(6,478)	(1,580)	(12,995)	(2,480)
Economic Income (Loss)	$2,674	$(8,529)	$6,541	$(17,569)

Economic Income (Loss) Excluding Certain Non-cash Items

Economic Income (Loss)	$2,674	$(8,529)	$6,541	$(17,569)
Exclusion of depreciation and amortization expense	2,438	2,486	10,202	9,422
Exclusion of share-based compensation expense	4,112	3,739	17,915	19,853
Economic Income (Loss) Excluding Certain Non-cash Items	$9,224	$(2,304)	$34,658	$11,706

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended December 31, 2013

(Dollar amounts in thousands)

	Three Months Ended December 31, 2013
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$34,902	$—		$—	$34,902
Brokerage	28,010	(297)	(e)	—	27,713
Management fees	8,785	4,874	(a)	275	13,934
Incentive income	5,500	1,875	(a)	—	7,375
Investment income	—	9,898	(c)	—	9,898
Interest and dividends	8,549	(8,549)	(c)	—	—
Reimbursement from affiliates	5,076	(4,969)	(b)	(107)	—
Other revenue	3,899	(1,319)	(c)	—	2,580
Consolidated Funds	2,717	—		(2,717)	—
Total revenues	97,438	1,513		(2,549)	96,402

Expenses
Compensation & Benefits	61,904	(3,133)		—	58,771
Interest and dividends	7,012	(6,933)	(c)	—	79
Non-compensation expenses - Fixed	—	22,632	(c)(d)	—	22,632
Non-compensation expenses - Variable	—	7,857	(c)(d)	—	7,857
Non-compensation expenses	29,738	(29,738)	(c)(d)	—	—
Reimbursement from affiliates	—	(2,089)	(b)	—	(2,089)
Consolidated Funds	802	—		(802)	—
Total expenses	99,456	(11,404)		(802)	87,250

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	8,051	(8,051)	(c)	—	—
Consolidated Funds net gains (losses)	(661)	(1,583)		2,244	—
Total other income (loss)	7,390	(9,634)		2,244	—

Income (loss) before income taxes and non-controlling interests	5,372	3,283		497	9,152

Income taxes (Benefit)	169	(169)	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	5,203	3,452		497	9,152

(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(2,684)	(3,297)		(497)	(6,478)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$2,519	$155		$—	$2,674

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Three Months Ended December 31, 2012

(Dollar amounts in thousands)

		Three Months Ended December 31, 2012
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$21,212	$—		$—	$21,212
Brokerage	19,885	2,539	(e)	—	22,424
Management fees	9,601	4,424	(a)	324	14,349
Incentive income	2,724	4,178	(a)	—	6,902
Investment income	—	11,770	(c)	—	11,770
Interest and dividends	9,763	(9,763)	(c)	—	—
Reimbursement from affiliates	1,443	(1,509)	(b)	66	—
Other revenue	1,270	(716)	(c)	—	554
Consolidated Funds	35	—		(35)	—
Total revenues	65,933	10,923		355	77,211

Expenses
Compensation & Benefits	56,932	(2,580)		—	54,352
Interest and dividends	5,249	(5,188)	(c)	—	61
Non-compensation expenses - Fixed	—	25,714	(c)(d)	—	25,714
Non-compensation expenses - Variable	—	5,542	(c)(d)	—	5,542
Non-compensation expenses	31,164	(31,164)	(c)(d)	—	—
Reimbursement from affiliates	—	(1,509)	(b)	—	(1,509)
Consolidated Funds	337	—		(337)	—
Total expenses	93,682	(9,185)		(337)	84,160

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	13,696	(13,696)	(c)	—	—
Consolidated Funds net gains (losses)	5,809	(3,372)		(2,437)	—
Total other income (loss)	19,505	(17,068)		(2,437)	—

Income (loss) before income taxes and non-controlling interests	(8,244)	3,040		(1,745)	(6,949)

Income taxes (Benefit)	(48)	48	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(8,196)	2,992		(1,745)	(6,949)

(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(1,153)	(2,172)		1,745	(1,580)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(9,349)	$820		$—	$(8,529)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities.

(b) Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Twelve Months Ended December 31, 2013

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2013
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$105,333	$—		$—	$105,333
Brokerage	114,593	6,472	(e)	—	121,065
Management fees	37,303	18,535	(a)	1,146	56,984
Incentive income	12,586	9,347	(a)	—	21,933
Investment income	—	36,660	(c)	—	36,660
Interest and dividends	39,454	(39,454)	(c)	—	—
Reimbursement from affiliates	9,161	(9,260)	(b)	99	—
Other revenue	5,418	(2,884)	(c)	—	2,534
Consolidated Funds	3,398	—		(3,398)	—
Total revenues	327,246	19,416		(2,153)	344,509

Expenses
Compensation & Benefits	207,248	(2,412)		—	204,836
Interest and dividends	27,299	(26,949)	(c)	—	350
Non-compensation expenses - Fixed	—	95,524	(c)(d)	—	95,524
Non-compensation expenses - Variable	—	30,643	(c)(d)	—	30,643
Non-compensation expenses	124,331	(124,331)	(c)(d)	—	—
Reimbursement from affiliates	—	(6,380)	(b)	—	(6,380)
Consolidated Funds	2,039	—		(2,039)	—
Total expenses	360,917	(33,905)		(2,039)	324,973

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	40,924	(40,924)	(c)	—	—
Consolidated Funds net gains (losses)	11,044	(8,426)		(2,618)	—
Total other income (loss)	51,968	(49,350)		(2,618)	—

Income (loss) before income taxes and non-controlling interests	18,297	3,971		(2,732)	19,536

Income taxes (Benefit)	457	(457)	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	17,840	4,428		(2,732)	19,536

(Income) loss attributable to non-controlling interests in consolidated subsidiaries	(13,193)	(2,534)		2,732	(12,995)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$4,647	$1,894		$—	$6,541

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities and activist business.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.

Cowen Group, Inc.

Unaudited Reconciliation of Economic Income and GAAP Income for the Twelve Months Ended December 31, 2012

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2012
		Adjustments
		Other		Funds	Economic
	GAAP	Adjustments		Consolidation	Income
Revenues
Investment banking	$71,762	$—		$—	$71,762
Brokerage	91,167	2,736	(e)	—	93,903
Management fees	38,116	16,791	(a)	1,474	56,381
Incentive income	5,411	9,794	(a)	—	15,205
Investment income	—	50,116	(c)	—	50,116
Interest and dividends	24,608	(24,608)	(c)	—	—
Reimbursement from affiliates	5,239	(5,527)	(b)	288	—
Other revenue	3,668	(2,420)	(c)	—	1,248
Consolidated Funds	509	—		(509)	—
Total revenues	240,480	46,882		1,253	288,615

Expenses
Compensation & Benefits	194,034	(5,879)		—	188,155
Interest and dividends	12,137	(11,798)	(c)	—	339
Non-compensation expenses - Fixed	—	95,462	(c)(d)	—	95,462
Non-compensation expenses - Variable	—	25,275	(c)(d)	—	25,275
Non-compensation expenses	119,053	(119,053)	(c)(d)	—	—
Reimbursement from affiliates	—	(5,527)	(b)	—	(5,527)
Consolidated Funds	1,676	—		(1,676)	—
Total expenses	326,900	(21,520)		(1,676)	303,704

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	55,665	(55,665)	(c)	—	—
Consolidated Funds net gains (losses)	7,246	(4,690)		(2,556)	—
Total other income (loss)	62,911	(60,355)		(2,556)	—

Income (loss) before income taxes and non-controlling interests	(23,509)	8,047		373	(15,089)

Income taxes (Benefit)	448	(448)	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(23,957)	8,495		373	(15,089)

(Income) loss attributable to non-controlling interests in consolidated subsidiaries	72	(2,179)		(373)	(2,480)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(23,885)	$6,316		$—	$(17,569)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities.

(b) Economic Income excludes goodwill impairment and income taxes as management does not consider this item when evaluating the performance of the segment. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes Company income from proprietary trading net of related expenses.

(d) Economic Income recognizes Companies proportionate share of expenses for certain real estate and other operating entities for which the investments are recorded under the equity method of accounting for investments.

(e) Economic Income (Loss) recognizes stock borrow/loan activity and other brokerage dividends as brokerage revenue.